FTI CORPORATION


FOR IMMEDIATE RELEASE                                         SEPTEMBER 10, 1996
Contact:  Gary Sindler
          410-224-1479
          800-334-5701


                FORENSIC TECHNOLOGIES INTERNATIONAL CORPORATION
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                         ANNOUNCES TEKLICON MERGER AND
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                           OPENING OF NEW YORK OFFICE
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ANNAPOLIS,  MD,  SEPTEMBER  10,  1996  -  Forensic  Technologies   International
Corporation (NASDAQ:FTIC) announced today its agreement to merge with Teklicon, Inc., a privately held high-tech consulting firm headquartered in Mountain View, Ca.

Teklicon provides expert witness, assessment, valuation, analysis and strategic consulting servies in the areas of microchip, computer, software, telecommunication and related technologies, primarily in connection with intellectual property issues. Teklicon's clients include domestic and international law firms and attorneys who represent large multi-national high technology companies such as Intel, Texas Instruments, Packard Bell, Hyundai, Nintendo and Mitsuishi.

For its fiscal year ended March 31, 1996, Teklicon's revenues were approximately $3.1 million. In consideration for the merger, FTI will issue 415,000 shares of unregistered FTI common stock to the sole stockholder of Teklicon. In the transaction, which will be accounted for as a pooling of interests, Teklicon will merge with and then continue to operate as a wholly-owned subsidiary of FTI.

One of Teklicon's key employees, Marcian (Ted) Hoff, is generally credited with the invention of the microprocessor for Intel Corporation 25 years ago. He is to be inducted into the Inventors Hall of Fame in October of this year.

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Forensic Technologies International Corporation
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September 10, 1996



Gary Summers, President of Teklicon, said, "This merger provides Teklicon with broader resources to better serve its multi-national clients in the fast growing area of high technology litigation support. FTI's visual communications capabilities are a natural complement to the efforts of our experts in analyzing, evaluating and explaining complex technology."

FTI announced that Lillian Romano has joined the company and will open its Stamford, Connecticut office to serve new York and the Northeast. A visual communication consultant, Ms. Romano brings six years of extensive experience supporting trial teams in major litigation matters. On joining FTI, Ms. Romano said, "I look forward to introducing FTI's broad range of servies and solutions to clients who perhaps have not had the opportunity to experience the integrated services approach. The New York market should be especially receptive to FTI's corporate 'key account' philosophy."

FTI's Chief Executive officer and President, Jack Dunn, said "Our game plan is to grow by continuing to offer our clients the 'best' in our industry, whether it is experts, client service, research or technology. The merger with Teklicon and the association with Gary Summers, Ted Hoff and Lillian Romano, coupled with our recently announced acquisition of Anamet Laboratories and strategic alliance with Docucon Inc.'s JFS Litigator's Notebook (trademark), are not only considtent with that plan, they have accelerated our pace and underscored our commitment to excellence."

FTI is a leading provider of litigation support services including visual communications, engineering services and trial consulting to major corporations and law firms in the United States. The company is headquartered in Annapolis, Md and also has offices in Los Angeles, Chicago, Houston, San Francisco, Stamford, and State College, Pa.